Investor Contact:	Media Contact:
Paul Trussell	Sandra Carreon-John
investor.relations@nike.com	media.relations@nike.com
NIKE, INC. REPORTS FISCAL 2026 THIRD QUARTER RESULTS

BEAVERTON, Ore., Mar. 31, 2026 — NIKE, Inc. (NYSE:NKE) today reported fiscal 2026 financial results for its third quarter ended February 28, 2026.

•Third quarter revenues were $11.3 billion, flat on a reported basis and down 3 percent on a currency-neutral basis*
•Wholesale revenues were $6.5 billion, up 5 percent on a reported basis and up 1 percent on a currency-neutral basis
•NIKE Direct revenues were $4.5 billion, down 4 percent on a reported basis and down 7 percent on a currency-neutral basis
•Gross margin decreased 130 basis points to 40.2 percent
•Diluted earnings per share was $0.35

"This quarter we took meaningful actions to improve the health and quality of our business. The pace of progress is different across the portfolio and the areas we prioritized first continue to drive momentum," said Elliott Hill, President and Chief Executive Officer, NIKE, Inc. "The work is not finished, but the direction is clear, our teams are moving with focus and urgency, and our foundation is getting even stronger to build the future of NIKE."

"We delivered third quarter results in line with our expectations, and our teams continue to execute with discipline," said Matthew Friend, Executive Vice President and Chief Financial Officer, NIKE, Inc. "Win Now actions will continue to impact results over the balance of the calendar year, and we remain confident in our ability to position the Company for profitable growth long-term."

Third Quarter Income Statement Review

•Revenues for NIKE, Inc. were $11.3 billion, flat on a reported basis and down 3 percent on a currency-neutral basis.
◦NIKE Brand revenues were $11.0 billion, up 1 percent on a reported basis and down 2 percent on a currency-neutral basis, primarily due to declines in EMEA and Greater China, partially offset by growth in North America.
◦Wholesale revenues were $6.5 billion, up 5 percent on a reported basis and up 1 percent on a currency-neutral basis, primarily due to growth in North America.
◦NIKE Direct revenues were $4.5 billion, down 4 percent on a reported basis and down 7 percent on a currency-neutral basis, due to a 9 percent decrease in NIKE Brand Digital and a 5 percent decrease in NIKE-owned stores.
◦Revenues for Converse were $264 million, down 35 percent on a reported basis and down 37 percent on a currency-neutral basis, due to declines across all territories.
•Gross margin decreased 130 basis points to 40.2 percent, primarily due to higher tariffs in North America.
•Selling and administrative expense increased 2 percent to $4.0 billion.
◦Demand creation expense was $1.1 billion, flat compared to the prior year, as higher sports marketing expense and unfavorable changes in foreign currency exchange rates were offset by lower brand marketing expense.
◦Operating overhead expense was $2.9 billion, up 3 percent, due to employee severance costs and unfavorable changes in foreign currency exchange rates, partially offset by lower other administrative costs.
•The effective tax rate was 20.0 percent compared to 5.9 percent for the same period last year, primarily due to a prior period one-time, non-cash deferred tax benefit provided by U.S. tax regulations related to foreign currency gains and losses.
•Net income was $0.5 billion, down 35 percent, and Diluted earnings per share was $0.35, a decrease of 35 percent.

February 28, 2026 Balance Sheet Review

•Inventories for NIKE, Inc. were $7.5 billion, down 1 percent, primarily reflecting a decrease in units and product mix shifts, partially offset by increased product costs, primarily due to higher tariffs in North America.
•Cash and equivalents and short-term investments were $8.1 billion, down approximately $2.3 billion, as cash generated by operations was more than offset by cash dividends, bond repayment, capital expenditures and share repurchases.

Shareholder Returns

NIKE has a strong track record of returns to shareholders, including 24 consecutive years of increasing dividend payouts. In the third quarter, the Company returned approximately $609 million to shareholders through dividends, up 3 percent from the prior year.

Conference Call

NIKE, Inc. management will host a conference call beginning at approximately 2:00 p.m. PT on March 31, 2026, to review fiscal third quarter results. The conference call will be broadcast live via the Internet and can be accessed at https://investors.nike.com. For those unable to listen to the live broadcast, an archived version will be available at the same location through approximately 9:00 p.m. PT, April 23, 2026.

About NIKE, Inc.

NIKE, Inc., based near Beaverton, Oregon, is the world's leading designer, marketer and distributor of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Converse, a wholly-owned NIKE, Inc. subsidiary brand, designs, markets and distributes athletic lifestyle footwear, apparel and accessories. For more information, NIKE, Inc.’s earnings releases and other financial information are available on the Internet at https://investors.nike.com. Individuals can also visit https://news.nike.com and follow @NIKE.

Forward-Looking Statements

This press release contains forward-looking statements, which involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by NIKE with the U.S. Securities and Exchange Commission (SEC), including Forms 8-K, 10-Q and 10-K.

*	Non-GAAP financial measure. See additional information in the accompanying Divisional Revenues table.

(Tables Follow)

NIKE, Inc.
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(In millions, except per share data)	2/28/2026	2/28/2025	Change	2/28/2026	2/28/2025	Change
Revenues	$11,279	$11,269	0%	$35,426	$35,212	1%
Cost of sales	6,749	6,594	2%	20,908	19,891	5%
Gross profit	4,530	4,675	-3%	14,518	15,321	-5%
Gross margin	40.2%	41.5%		41.0%	43.5%

Demand creation expense	1,090	1,088	0%	3,551	3,436	3%
Operating overhead expense	2,887	2,799	3%	8,481	8,504	0%
Total selling and administrative expense	3,977	3,887	2%	12,032	11,940	1%
% of revenues	35.3%	34.5%		34.0%	33.9%

Interest (income) expense, net	(15)	(18)	—	(42)	(85)	—
Other (income) expense, net	(82)	(38)	—	(43)	(101)	—
Income before income taxes	650	844	-23%	2,571	3,567	-28%
Income tax expense	130	50	160%	532	559	-5%
Effective tax rate	20.0%	5.9%		20.7%	15.7%

NET INCOME	$520	$794	-35%	$2,039	$3,008	-32%

Earnings per common share:
Basic	$0.35	$0.54	-35%	$1.38	$2.02	-32%
Diluted	$0.35	$0.54	-35%	$1.38	$2.02	-32%

Weighted average common shares outstanding:
Basic	1,480.5	1,478.1		1,478.9	1,487.6
Diluted	1,481.6	1,480.6		1,480.4	1,491.0

Dividends declared per common share	$0.410	$0.400		$1.220	$1.170

NIKE, Inc.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	February 28,	February 28,	% Change
(Dollars in millions)	2026	2025
ASSETS
Current assets:
Cash and equivalents	$6,660	$8,601	-23%
Short-term investments	1,397	1,792	-22%
Accounts receivable, net	5,369	4,491	20%
Inventories	7,487	7,539	-1%
Prepaid expenses and other current assets	2,271	2,186	4%
Total current assets	23,184	24,609	-6%
Property, plant and equipment, net	4,766	4,717	1%
Operating lease right-of-use assets, net	2,886	2,614	10%
Identifiable intangible assets, net	259	259	0%
Goodwill	240	239	0%
Deferred income taxes and other assets	5,729	5,355	7%
TOTAL ASSETS	$37,064	$37,793	-2%
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$999	$1,000	0%
Notes payable	—	4	-100%
Accounts payable	2,888	3,106	-7%
Current portion of operating lease liabilities	493	474	4%
Accrued liabilities	6,183	5,905	5%
Income taxes payable	275	734	-63%
Total current liabilities	10,838	11,223	-3%
Long-term debt	7,030	7,956	-12%
Operating lease liabilities	2,656	2,477	7%
Deferred income taxes and other liabilities	2,450	2,130	15%
Redeemable preferred stock	—	—	—
Shareholders’ equity	14,090	14,007	1%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$37,064	$37,793	-2%

NIKE, Inc.
DIVISIONAL REVENUES
(Unaudited)

				% Change Excluding Currency Changes[1]				% Change Excluding Currency Changes[1]
	THREE MONTHS ENDED		%		NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2026	2/28/2025	Change		2/28/2026	2/28/2025	Change
North America
Footwear	$3,326	$3,132	6%	6%	$10,087	$9,580	5%	5%
Apparel	1,480	1,510	-2%	-2%	4,765	4,534	5%	5%
Equipment	220	222	-1%	-1%	827	755	10%	10%
Total	5,026	4,864	3%	3%	15,679	14,869	5%	5%
Europe, Middle East & Africa
Footwear	1,789	1,742	3%	-7%	5,822	5,676	3%	-3%
Apparel	926	913	1%	-8%	3,228	3,042	6%	0%
Equipment	159	156	2%	-8%	547	539	1%	-5%
Total	2,874	2,811	2%	-7%	9,597	9,257	4%	-2%
Greater China
Footwear	1,187	1,282	-7%	-10%	3,250	3,731	-13%	-14%
Apparel	397	412	-4%	-7%	1,201	1,244	-3%	-5%
Equipment	31	39	-21%	-22%	99	135	-27%	-27%
Total	1,615	1,733	-7%	-10%	4,550	5,110	-11%	-12%
Asia Pacific & Latin America
Footwear	1,051	1,052	0%	-3%	3,263	3,338	-2%	-3%
Apparel	381	358	6%	4%	1,209	1,143	6%	5%
Equipment	58	60	-3%	-7%	175	195	-10%	-11%
Total	1,490	1,470	1%	-2%	4,647	4,676	-1%	-2%
Global Brand Divisions[2]	7	12	-42%	-37%	25	39	-36%	-34%
TOTAL NIKE BRAND	11,012	10,890	1%	-2%	34,498	33,951	2%	0%
Converse	264	405	-35%	-37%	930	1,335	-30%	-32%
Corporate[3]	3	(26)	—	—	(2)	(74)	—	—
TOTAL NIKE, INC. REVENUES	$11,279	$11,269	0%	-3%	$35,426	$35,212	1%	-1%

TOTAL NIKE BRAND
Footwear	$7,353	$7,208	2%	-1%	$22,422	$22,325	0%	-1%
Apparel	3,184	3,193	0%	-4%	10,403	9,963	4%	2%
Equipment	468	477	-2%	-6%	1,648	1,624	1%	-1%
Global Brand Divisions[2]	7	12	-42%	-37%	25	39	-36%	-34%
TOTAL NIKE BRAND REVENUES	$11,012	$10,890	1%	-2%	$34,498	$33,951	2%	0%
[1] The percent change has been calculated using actual exchange rates in use during the comparative prior year period and is provided to enhance the visibility of the underlying business trends by excluding the impact of translation arising from foreign currency exchange rate fluctuations, which is considered a non-GAAP financial measure. Management uses this non-GAAP financial measure when evaluating the Company's performance, including when making financial and operating decisions. Additionally, management believes this non-GAAP financial measure provides investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends. References to this measure should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies.

[2] Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.
[3] Corporate revenues primarily consist of foreign currency hedge gains and losses related to revenues generated by entities within the NIKE Brand geographic operating segments and Converse, but managed through the Company's central foreign exchange risk management program.

NIKE, Inc.
EARNINGS BEFORE INTEREST AND TAXES ("EBIT")[1]
(Unaudited)

	THREE MONTHS ENDED		%	NINE MONTHS ENDED		%
(Dollars in millions)	2/28/2026	2/28/2025	Change	2/28/2026	2/28/2025	Change
North America	$981	$1,103	-11%	$3,376	$3,690	-9%
Europe, Middle East & Africa	515	480	7%	1,983	2,103	-6%
Greater China	467	421	11%	1,035	1,298	-20%
Asia Pacific & Latin America	332	346	-4%	1,071	1,208	-11%
Global Brand Divisions[2]	(1,209)	(1,093)	-11%	(3,473)	(3,453)	-1%
TOTAL NIKE BRAND EBIT[1]	1,086	1,257	-14%	3,992	4,846	-18%
Converse	(40)	39	-203%	(5)	213	-102%
Corporate[3]	(411)	(470)	13%	(1,458)	(1,577)	8%
TOTAL NIKE, INC. EBIT[1]	635	826	-23%	2,529	3,482	-27%
Interest (income) expense, net	(15)	(18)	—	(42)	(85)	—
Income tax expense	130	50	160%	532	559	-5%
NET INCOME	$520	$794	-35%	$2,039	$3,008	-32%

Total NIKE, Inc. Revenues	$11,279	$11,269	0%	$35,426	$35,212	1%
Net income margin	4.6%	7.0%		5.8%	8.5%
EBIT margin[1]	5.6%	7.3%		7.1%	9.9%
[1] Total NIKE Brand EBIT, Total NIKE, Inc. EBIT and EBIT margin are considered non-GAAP financial measures. EBIT is calculated as Net income before Interest (income) expense, net and Income tax expense. EBIT margin is calculated as total NIKE, Inc. EBIT divided by total NIKE, Inc. Revenues. References to EBIT and EBIT margin should not be considered in isolation or as a substitute for other financial measures calculated and presented in accordance with U.S. GAAP and may not be comparable to similarly titled non-GAAP measures used by other companies. Management uses these non-GAAP financial measures when evaluating the Company's performance, including segment performance, when making financial and operating decisions. Additionally, management believes these non-GAAP financial measures provide investors with additional financial information that should be considered when assessing the Company's underlying business performance and trends.

[2] Global Brand Divisions primarily represents costs, including product creation and design expenses, that are centrally managed for the NIKE Brand, as well as costs associated with NIKE Direct global digital operations and enterprise technology. Global Brand Divisions revenues include NIKE Brand licensing and other miscellaneous revenues that are not part of a geographic operating segment.

[3] Corporate consists primarily of unallocated general and administrative expenses, including expenses associated with centrally managed departments; depreciation and amortization related to the Company's corporate headquarters; unallocated insurance, benefit and compensation programs, including stock-based compensation; and certain foreign currency gains and losses, including certain hedge gains and losses.